EXHIBIT 99.1
                                                                   ------------


                 CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING
                 OF $600 MILLION OF 6.375% SENIOR NOTES DUE 2015

OKLAHOMA CITY, OKLAHOMA, DECEMBER 1, 2004 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced a private offering of $600 million of senior notes due June 15, 2015, which will carry an interest rate of 6.375%. The senior notes were priced at 99.056% of par to yield 6.50% to maturity. The senior notes being sold by Chesapeake have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes will be eligible for trading under Rule 144A.

Chesapeake intends to use the net proceeds to fund its recently announced tender offer for all of its approximately $210 million outstanding 8.375% Senior Notes due 2008, to fund the recently announced acquisition of certain natural gas properties from Hallwood Energy Corporation, and to repay debt under its revolving bank credit facility.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy. This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.


CHESAPEAKE ENERGY CORPORATION IS THE SIXTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.